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Exhibit 8.1

January 27, 2004

CRIIMI MAE Inc.
11200 Rockville Pike
Rockville, MD 20852

  Re:
  Federal Income Tax Considerations in Form S-3

Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax consequences of an investment in stock or other securities of CRIIMI MAE Inc., a corporation organized and existing under the laws of Maryland ("CRIIMI"), as described in a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement").

        We have acted as tax counsel to CRIIMI in connection with the preparation and filing of the Registration Statement and certain other documents. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of CRIIMI (the "Officers' Certificate") relating to, among other things, the actual and proposed operations of CRIIMI and the entities in which it holds, or has held, a direct or indirect interest (collectively, the "Company"). For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officers' Certificate, the Registration Statement, or in any other document. In particular, we note that the Company has engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on your representations that the information presented in the Officers' Certificate, Registration Statement and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officers' Certificate may affect our conclusions set forth herein.

        In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photocopies, and the authenticity of the originals of such copies.

        Our opinion is also based on the correctness of the following assumptions: (i) CRIIMI and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party will be implemented, construed and enforced in accordance with its terms.

        In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder ("Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service ("IRS"), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

        In this regard, an opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

        Based on the foregoing, we are of the opinion that CRIIMI was organized and has been operated in such a manner as to qualify as a "real estate investment trust" (a "REIT"), as defined in section 856 of the Code, as of its fiscal year ended December 31, 2002, and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, CRIIMI's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of CRIIMI's operation for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

        We express no opinion on any issue relating to CRIIMI or any investment therein, other than as expressly stated above.

        We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein. The opinion expressed herein is limited to the matters expressly stated herein and no opinion is to be inferred or may be implied beyond the opinions expressly set forth herein.

        This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein, or of any subsequent changes in applicable law, which may change at any time with retroactive effect and which is subject to differing interpretation, or any change in the facts, representations or documents upon which the opinion expressed herein is based, could change our conclusions and render the opinions expressed herein inapplicable. We undertake no obligation to advise you of any facts or circumstances that may come to our attention, or any change in legal authorities that may occur after the date of this opinion letter, that may affect the opinions expressed herein or to update the opinions expressed herein in the event that there is a change in the legal authorities, facts or documents upon which the opinions expressed herein is based.

        This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Akin Gump Strauss Hauer & Feld LLP under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                        Very truly yours,

                        /s/ AKIN GUMP STRAUSS HAUER & FELD LLP

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Exhibit 8.1